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		     U.S. SECURITIES AND EXCHANGE COMMISSION
			     Washington, D.C. 20549

				     FORM 4

	     INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
	       Section 30(f) of the Investment Company Act of 1940


______________________________________________________________________________
1.   Name and Address of Reporting Person*

Detwiler                      Robert
______________________________________________________________________________
   (Last)                           (First)             (Middle)

225 Franklin Street
______________________________________________________________________________
				    (Street)

Boston             MA        02110
______________________________________________________________________________
   (City)                           (State)              (Zip)


______________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

Fechtor, Detwiler, Mitchell & Co.  (Nasdaq: FEDM)
______________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


______________________________________________________________________________
4.   Statement for Month/Year

11/99
______________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


______________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by 1 Reporting Person
     [_]  Form filed by more than 1 Reporting Person
______________________________________________________________________________



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	   Table I -- Non-Derivative Securities Acquired, Disposed of,
			     or Beneficially Owned
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										   6.
					   4.                         5.           Owner-
					   Securities Acquired (A) or Amount of    ship
			       3.          Disposed of (D)            Securities   Form:        7.
			       Transaction (Instr. 3, 4 and 5)        Beneficially Direct       Nature of
		  2.           Code        -------------------------- Owned at End (D) or       Indirect
1.                Transaction  (Instr. 8)              (A)    Price   of Month     Indirect     Beneficial
Title of Security Date         ----------  Amount      or             (Instr. 3    (I)          Ownership
(Instr. 3)        (mm/dd/yy)   Code    V               (D)            and 4)       (Instr. 4)   (Instr. 4)
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Common Stock       11/22/99    P           5,000       A      $1.0625 2,479,994*    I           By wife
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

			    (Print or Type Responses)
								       (Over)
							       SEC 1474(3-99)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
	 (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                     10.
                                                                                            9.       Owner-
											    Number   ship
											    of       Form
	   2.                                                                               Deriv-   of
	   Conver-                 5.                              7.                       ative    Deriv-  11.
	   sion                    Number of                       Title and Amount         Secur-   ative   Nature
	   or                      Derivative     6.               of Underlying    8.      ities    Secur-  of
	   Exer-           4.      Securities     Date             Securities       Price   Bene-    ity:    In-
	   cise    3.      Trans-  Acquired (A)   Exercisable and  (Instr. 3 and 4) of      ficially Direct  direct
	   Price   Trans-  action  or Disposed    Expiration Date  ---------------- Deriv-  Owned    (D) or  Bene-
1.         of      action  Code    of (D)         (Month/Day/Year)           Amount ative   at End   In-     ficial
Title of   Deriv-  Date    (Instr. (Instr. 3,     ----------------           or     Secur-  of       direct  Owner-
Derivative ative   (Month/ 8)      4 and 5)       Date     Expira-           Number ity     Month    (I)     ship
Security   Secur-  Day/    ------- -------------  Exer-    tion              of     (Instr. (Instr.  (Instr. (Instr.
(Instr. 3) ity     Year)   Code V  (A)      (D)   cisable  Date    Title     Shares 5)      4)        4)     4)
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Explanation of Responses:
* Total includes 200,000 shares which the Reporting Person pursuant to a Share Reimbursement Agreement, has agreed to provide to Fechtor, Detwiler, Mitchell & Co., for no consideration, upon the exercise of certain stock options issued to employees of Fechtor, Detwiler & Co., Inc. prior to the Merger. The shares are held by a custodian in the name of the custodian for the benefit of Fechtor, Detwiler, Mitchell & Co. The Reporting Person retains the voting rights for these shares and is entitled to receive all dividends.







/s/ Robert Detwiler                                             12/10/99
---------------------------------------------            ---------------------
Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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